ASSET SECURITIZATION CORPORATION,
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 1996 MD VI

               FIRST AMENDMENT TO POOLING AND SERVICING AGREEMENT

     FIRST AMENDMENT, dated as of January 16, 1997 (this "First Amendment"), by and among Asset Securitization Corporation, as depositor (the "Depositor"), AMRESCO Management, Inc., as servicer (the "Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO Bank N.V., as fiscal agent (the "Fiscal Agent") to the Existing Agreement referred to below.

                                    RECITALS

     WHEREAS, the Depositor, the Servicer, the Trustee and the Fiscal Agent are parties to a Pooling and Servicing Agreement, as amended, dated as of December 17, 1996 (the "Existing Agreement"); and

     WHEREAS, (i) the Depositor has requested that the Existing Agreement be amended as set forth herein to permit the sale of Class B-1 Certificates to "accredited investors" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, that are not Institutional Accredited Investors, and (ii) the Servicer has requested that inconsistence with respect to the Floor Interest Reserve Account be clarified, and the Servicer, the Trustee and the Fiscal Agent are willing to so amend the Existing Agreement;

     WHEREAS, the Depositor, the Servicer, the Special Servicer, the Trustee and the Fiscal Agent agree that the amendment set forth herein, as evidenced by an Opinion of Counsel attached hereto as Exhibit A, does not adversely affect in any material respect the interests of any Certificateholder; and

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Depositor, the Servicer, the Trustee and the Fiscal Agent agree as follows:

     SECTION 1. Section 3.27(b) of the Existing Agreement is hereby amended and restated as follows:

               "(b) On each Servicer Remittance Date relating to any Interest Accrual Period ending in any February and on any Servicer Remittance Date relating to any Interest Accrual Period ending in any January which occurs in a year which is not a leap year, Trustee, in respect of the Floor Agreements, shall deposit into the Floor Interest Reserve Account an amount equal to one day's interest on the notional balance of each Floor Agreement as of the Due Date occurring in the month preceding the month in which such Servicer Remittance Date occurs at the related Floor Rate, to the extent a full payment is made by the Floor Counterparty (all amounts so deposited in any consecutive January and February, "Floor Withheld Amounts")."

     SECTION 2. Article V of the Existing Agreement is hereby amended by adding a new subsection (m) as follows:

               "(m) Notwithstanding Section 5.02(a)-(1) hereof, with respect to the Class B-1 Certificates, the Trustee may register the transfer of an Individual Certificate to an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Act that is not an Institutional Accredited Investor if, at the time of such registration, arrangements have been made for the sale of such Certificates if and when 45% or more of the aggregate principal balance of the Mortgage Loans contained in the Trust Fund have been defeased and, provided that, such sale may be required only if the Class B-1 Certificates are not rated in one of the four highest categories assigned long-term debt or an equivalent short-term category (within either of which there may be sub-categories or gradations indicating relative standing) by at least one nationally recognized statistical rating organization.

     SECTION 3. Conditions Precedent. This First Amendment shall become effective on the date on which the Trustee shall have received the following documents, each of which shall be satisfactory to the Trustee in form and substance:

     (a) this First Amendment, executed and delivered by a duly authorized officer of the Depositor, the Trustee, the Fiscal Agent and the Servicer; and

     (b) an Opinion of Counsel to the effect that the amendments set forth herein do not adversely affect in any material respect the interests of any Certificateholder.

     SECTION 4 Limited Effect. Except as expressly amended and modified by this First Amendment, the Existing Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

     SECTION 5 Definitions In Existing Agreement. Unless otherwise defined in this First Amendment, capitalized terms used herein shall have the respective meanings ascribed to such terms in the Existing Agreement.

     SECTION 6 Counterparts. This First Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

     SECTION 7 Governing Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.


                  (SIGNATURES COMMENCE ON THE FOLLOWING PAGE)

     IN WITNESS WHEREOF, the Depositor, the Servicer, the Fiscal Agent and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.


LASALLE NATIONAL BANK,                       ASSET SECURITIZATION CORPORATION,
  as Trustee, Custodian, Certificate           as Depositor
  Registrar and Paying Agent


By: /s/ Russell Goldenberg                  By: /s/ Marlyn A. Marincas
   -------------------------                    -------------------------
   Name:  Russell Goldenberg                   Name:  Marlyn A. Marincas
   Title:                                      Title: Vice President


ABN AMRO BANK N.V.,                          AMRESCO MANAGEMENT, INC.,
as Fiscal Agent                                as Servicer


By: /s/ Robert C. Smolka                     By: /s/ Henry B. Garmon
    --------------------------                   -------------------------
   Name: Robert C. Smolka                      Name:  Henry B. Garmon
   Title: Group Vice President                 Title: Senior Vice President



By: /s/Mary C. Casey                         By: /s/ John W. Benson
    --------------------------                   -------------------------
    Name:  Mary C. Casey                        Name:  John W. Benson
    Title:  Vice President                      Title: Assistant Secretary and
                                                       Legal Counsel

                                                                      EXHIBIT A


                               OPINION OF COUNSEL